Exhibit 99.1

Lotus Pharmaceuticals Announces Key Changes

BEIJING, January 15, 2009 - Lotus Pharmaceuticals, Inc. (OTC Bulletin Board: LTUS) (“Lotus” or the “Company”), a growing developer and producer of prescription drugs and licensed national seller of pharmaceutical products in the People’s Republic of China (“PRC”), today reported that its newly engaged auditor is Friedman LLP and legal counsel McLaughlin & Stern LLP.

The Company was notified that the audit practice of Bagell, Josephs, Levine & Company, LLP, the Company’s independent registered public accounting firm (“BJL”), joined with Friedman LLP (“Friedman”) effective as of January 1, 2010. On January 12, 2010, BJL resigned as the independent registered public accounting firm of the Company and, with the approval of the Audit Committee of the Company’s Board of Directors, Friedman was engaged as the Company’s current independent registered public accounting firm.

BJL was engaged as the Company’s independent accountants on April 24, 2009. From April 24, 2009 through January 12, 2010, there were no disagreements between the Company and BJL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused BJL to make reference to the subject matter of such disagreements in connection with its report,

The Company has also engaged McLauglin & Stern, LLP. as its securities legal counsel.

The CEO, Zhongyi Liu, said “We are looking forward to working with our new auditor and legal counsel to add values for our shareholders.”

About Friedman LLP

Friedman LLP, Accountants and Advisors, is headquartered in New York City with offices in New Jersey and Long Island. As of January 1, 2010, Friedman LLP has over 325 professionals and personnel, providing accounting, tax and consulting services to public and privately held companies. For further information, please visit www.friedmanllp.com.

About McLaughlin & Stern, LLP.

McLaughlin & Stern, LLP, established in 1898, is one of New York’s oldest law firms. The firm provides a diverse range of sophisticated legal services to businesses and individuals, offering legal expertise in mergers and acquisitions, corporate finance, litigation, real estate, intellectual property, health care, family law, tax, environmental law, maritime law, art law, trusts and estates and other private client matters. It has 70 lawyers in New York City, Milbrook, New York and West Palm Beach, Florida. For more information, please visit www.mclaughlinstern.com.

About Lotus Pharmaceuticals, Inc. (www.lotuspharma.com)

Lotus Pharmaceuticals, Inc. is a growing developer and producer of prescription drugs and a licensed national seller of pharmaceutical items in the People’s Republic of China. Lotus operates through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus’ current drug development pipeline is focused on the treatment of cerebro-cardiovascular disease, asthma, and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Lotus Pharmaceuticals, Inc.

Yan ZENG, CFO

Tel: (010) 6389 9868

zy@lotuspharma.com